Exhibit 10.41

BLUE COAT SYSTEMS, INC.

EXECUTIVE SEPARATION POLICY

Effective November 15, 2007

WHEREAS, each executive of Blue Coat Systems, Inc. (the “Company”) is employed on an “at will” basis;

WHEREAS, the Company acknowledges that, in the event an executive’s employment is terminated by the Company, it is likely that it will take the executive a period of time to locate new employment.

WHEREAS, the Company has previously agreed to make limited separation payments to certain executives in the event such executives’ employment is terminated other than for cause and believes it appropriate to establish an Executive Separation Policy that is applicable to its Executive Officers (within the meaning of Section 16 of the Securities Exchange Act of 1934) and such other executives as may be designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time (“Executives”).

The following is the Company’s policy with respect to separation compensation payable to Executives:

In the event an Executive’s employment with the Company is terminated either by the Company without Cause, or as a result of the Executive’s resignation for Good Reason, and subject to the Executive’s execution, before he or she receives any of the benefits provided for in this paragraph, of a release of claims against the Company in substantially the terms set forth in Exhibit A (attached hereto) and such release becoming effective in accordance with its terms, the Executive will be entitled to receive an amount equal to six months of his or her base salary as in effect on the date employment terminates (the “Separation Payment’). The Separation Payment will be subject to applicable income and employment tax withholding and will be paid in accordance with the Company’s standard payroll procedures.

The Separation Payment under this Separation Policy shall be paid in one lump sum from the general assets of the Company on the first scheduled payroll date of the Company following the latest of the following dates: the Executive’s last day of employment, the date the Company receives the Executive’s signed release, or the date the revocation period (if any) specified in the release expires. The Company shall complete the form of release and deliver it to the Executive within 30 days after his or her employment terminates. The form of the release will specify how much time such Executive has to sign it and whether there is a revocation period.

This Separation Policy and the Separation Payments provided for under this policy are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A and the regulations thereunder, as determined by the Compensation Committee, as of the date of Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive in a lump sum on the first business day immediately following the six-month anniversary of Executive’s “separation from service”. If this provision applies, it shall supersede any contrary provision of this Separation Policy.

The following definitions apply to this Separation Policy:

(A) “Cause” for termination of an Executive’s employment relationship with the Company will exist under only the following circumstances:

(i) any willful and material act of personal dishonesty taken by the Executive in connection with his or her job responsibilities which is intended to result in the Executive’s substantial personal enrichment;

(ii) any willful act of fraud, embezzlement or other misconduct that materially damages the Company;

(iii) any willful failure to follow the legal directives of the Executive’s immediate supervisor (other than failure to meet performance goals, objectives or measures), in each case in a manner that results in material damage to the Company and that is not corrected within thirty (30) days following written notice thereof to the Executive by his or her immediate supervisor, such notice to state with specificity the nature of the failure; provided that if the failure cannot be reasonably be corrected by the Executive within thirty (30) days of written notice thereof, correction shall be commenced by the Executive within thirty (30) days and may be corrected within a reasonable period thereafter; or

(iv) any willful and material breach of any agreement with the Company that is not corrected within thirty (30) days following written notice thereof to the Executive by his or her immediate supervisor, such notice to state with specificity the nature of the breach; provided that if the breach cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Executive within thirty (30) days and may be corrected within a reasonable period thereafter.

(B) “Good Reason” for the Executive to voluntarily terminate his or her employment relationship with the Company will exist under only the following circumstances:

(i) without the Executive’s express written consent, a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or a material diminution in the Executive’s duties, authority or responsibilities relative to his or her duties, authority or responsibilities in effect immediately prior to such reduction, or the Executive’s removal from such authority, duties and responsibilities, unless he or she is provided with comparable duties, position and responsibilities that do not represent a material diminution;

(ii) without the Executive’s express written consent, a reduction by Blue Coat of his or her base salary as in effect immediately prior to such reduction, other than in connection with an action affecting a majority of the Executives covered by the Separation Policy;

(iii) without the Executive’s express written consent, a relocation that results in a material change in the geographic location at which the Executive must perform his or her services; or

(iv) the Company’s failure to cause this Agreement and its obligations hereunder to be expressly assumed by its successor in the event of a Change in Control, as defined in the Company’s 2007 Stock Incentive Plan.

For the Executive to receive the benefits under this Separation Policy as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason for resignation within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Separation Policy; and (3) any termination of employment due to resignation for Good Reason must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within two years following the initial occurrence of a condition, then the Executive may assert Good Reason again subject to all of the conditions set forth herein.

General Provisions

The Company (or its acquiror or successor) will withhold applicable taxes and other payroll deductions from any payment under this Separation Policy as required by law.

No amounts under this Separation Policy shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the Separation Payments hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company (or its acquiror or successor). Participants shall have the status of general creditors.

No participant shall have the right to alienate, pledge or encumber his or her interest in this Separation Policy, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

This Separation Policy supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between the Employee and the Company with respect to the subject matter hereof.

No action of the Company in establishing this Separation Policy, no action taken under this Separation Policy and no provision of this Separation Policy itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Executive is employed “at will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause.

The Board of Directors or the Compensation Committee may amend, revise, suspend or terminate this Separation Policy from time to time in their sole discretion, provided that no amendment or termination may be effected after the date that the Company enters into a definitive agreement to effect a Change in Control. The determinations of the Board of Directors or the Compensation Committee with regard to this Separation Policy will be final and binding on all participants.

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the Separation Payment to be paid to ____________ (“Executive”) by Blue Coat Systems, Inc. ( the “Company”), as described in the attached Company Executive Separation Policy (the “Policy”), Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its past, present and future directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Executive’s employment with the Company, including the termination of that employment.

1. Executive understands and agrees that this General Release of All Claims (the “Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act or any other federal or state law or regulation relating to employment or employment discrimination. Executive further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

2. Executive also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Executive.

3. In addition, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the fullest extent permitted by applicable slaw.

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5. This Release constitutes the entire agreement between Executive and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

6. Executive agrees that the Company shall have no duty to provide to Executive any severance benefits described in the Separation Policy unless and until Executive (a) has signed the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and (b) has returned to the Company any and all of the Company’s property in Executive’s possession or under Executive’s control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; Company files or documents, including copies thereof; or facsimile machines). Executive further agrees that at all times in the future Executive shall remain bound by the PIIA.

7. [INCLUDE PARAGRAPHS 7 AND 8 FOR ANY EMPLOYEE WHO IS 40 OR OVER AT TIME OF TERMINATION] Executive understands that Executive has the right to consult with an attorney before signing this Release. Executive also understands that Executive has twenty-one days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide to execute it or not execute it. Executive also understands that Executive may revoke this Release during a period of seven days after Executive signs it and that this Release will not become effective for seven days after Executive signs it (and then only if Executive does not revoke it). In order to revoke this Release, within seven days after Executive executes this Release Executive must deliver to _____________ at the Company a letter stating that Executive is revoking it.

8. Executive understands that if Executive chooses to revoke this Release within seven days after Executive signs it, Executive will not receive any Separation Payment and the Release will have no effect.

9. Executive agrees not to disclose to others the terms of this Release, except that Executive may disclose such information to Executive’s spouse and to Executive’s attorney or accountant in order for such attorney or accountant to render services to Executive related to this Release.

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10. Executive states that before signing this Release, Executive:

•	Has read it,

•	Understands it,

•	Knows that he or she is giving up important rights,

•	Is aware of his or her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date:
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